UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 13, 2008

BALLY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-4281	88-0104066
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 S. Bermuda Rd. Las Vegas, Nevada (Address of principal executive offices)		89119 (Zip Code)

Registrant’s telephone number, including area code:  (702) 584-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  On February 13, 2008, Bally Technologies, Inc. (the “Company”) entered into a Fourth Amendment (the “Amendment”) to the Employment Agreement by and between the Company and Richard Haddrill (the “Haddrill Agreement”), the Company’s Chief Executive Officer. The Amendment extends the term of the Haddrill Agreement beyond January 1, 2009, the date the Haddrill Agreement was previously set to terminate, by providing that the Haddrill Agreement will automatically renew for an indefinite number of one year periods thereafter unless either party gives written notice of termination at least ninety days prior to the expiration of a term. The Amendment also provides that Mr. Haddrill will receive grants of (i) a non-statutory stock option to purchase 50,000 shares of Company common stock at an exercise price per share equal to the fair market value of a share of Company common stock on February 22, 2008, the date of grant (the “Option”) and (ii) a number of restricted stock units having a value equal to $1 million as of February 22, 2008, the date of grant, based on the average per share closing price of a share of Company common stock for the 20 business days immediately prior to the date of grant (the “Restricted Stock Units”). Each grant will be made pursuant to the Company’s Amended and Restated 2001 Long Term Incentive Plan, as amended (the “Plan”).

The Option will vest as follows:  16,667 shares will vest on June 30, 2009, 16,667 shares will vest on December 31, 2009 and the final 16,666 shares will vest on June 30, 2010, in each case subject to Mr. Haddrill’s continuous service with the Company through each such date. If Mr. Haddrill’s employment is terminated by the Company other than “for cause” or by Mr. Haddrill for “Good Cause,” each as defined in the Haddrill Agreement, and such termination occurs after January 1, 2009, the vesting of the Option shall be pro-rated through the month in which the date of termination occurs. In the event a “Change of Control,” as defined in the Haddrill Agreement, is consummated on or prior to January 1, 2009, and within one year following such Change of Control Mr. Haddrill’s employment is terminated by the Company other than for cause or by Mr. Haddrill for Good Cause, the Option shall become fully vested and exercisable immediately prior to the date of termination. If a Change of Control is consummated after January 1, 2009, the Option shall become fully vested and exercisable effective immediately prior to such Change of Control. Except as set forth above, any unvested portion of the Option at the time Mr. Haddrill’s employment is terminated shall terminate as of the date of such termination of employment. Once a portion of the Option vests, such portion shall remain exercisable until February 22, 2015, the seventh anniversary of the date of grant, without regard as to whether Mr. Haddrill remains in continuous service with the Company through such date.

Each Restricted Stock Unit represents Mr. Haddrill’s right to receive one share of Company common stock upon the vesting thereof. The Restricted Stock Units vest as follows:  50% of the units will vest on June 30, 2009 and the remaining units will vest on January 1, 2010, in each case subject to Mr. Haddrill’s continuous service with the Company through each such date. If Mr. Haddrill’s employment is terminated by the Company other than for cause or by Mr. Haddrill for Good Cause and the termination occurs after January 1, 2009, the vesting of the Restricted Stock Units will accelerate in full as of the date of termination. In the event of a Change of Control is consummated on or prior to January 1, 2009, and within one year following such Change of Control Mr. Haddrill’s employment is terminated by the Company other than for cause or by Mr. Haddrill for Good Cause, the Restricted Stock Units shall become fully vested and exercisable immediately prior to the date of such termination of employment. If a Change of Control is consummated after January 1, 2009, the Restricted Stock Units shall become fully vested and exercisable effective immediately prior to such Change of Control. Except as set forth above, any unvested Restricted Stock Units at the time of a termination shall terminate as of the date of such termination.

The foregoing summary is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                 Exhibits

10.1                          Form of Fourth Amendment to Haddrill Employment Agreement dated February 13, 2008, by and between the Company and Richard Haddrill.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BALLY TECHNOLOGIES, INC.

By:	/s/ Mark Lerner
Mark Lerner
Senior Vice President, General Counsel and Secretary

Dated: February 14, 2008